Exhibit 10.3

Execution Copy

LOAN AND COLLAR CALL AGREEMENT

This LOAN AND COLLAR CALL AGREEMENT, dated as of May 21, 2013 (this “Agreement”), by and between YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership (“YA”), and TIMIOS NATIONAL CORPORATION, a Delaware corporation (“TNC”).

W I T N E S S E T H:

WHEREAS, YA has made loans and other financial accommodations to or for the benefit of TNC and its subsidiaries and affiliates;

WHEREAS, on the date hereof, YA and TNC have entered into a Term Loan and Collar Agreement (the “May Term Loan and Collar Agreement”) and Stock Pledge Agreement (the “May Pledge Agreement”) pursuant to which TNC made a loan to YA in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000) and YA granted to TNC a security interest and lien on the May Collateral Shares (as hereinafter defined), respectively; and

WHEREAS, YA and TNC desire to enter into an agreement pursuant to which TNC may require YA to enter into a second loan and collar agreement, substantially similar to the May Term Loan and Collar Agreement, as more fully described herein, and pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Defined Terms

1.                                      The following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Common Stock” means the common stock, par value $0.001, of TNC.

“Conversion Shares” means shares of Common Stock that may be issued to YA if YA elects to convert shares of Series J Preferred Stock into shares of Common Stock in accordance with the Series J Preferred Stock Certificate of Designations.

“Discretionary Sale” means one or more sales by the Borrower of the Discretionary Shares to an unaffiliated third party.

“Discretionary Shares” means 250,000 Conversion Shares.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, the Common Stock.

“Loan” shall mean the term loan to be made by TNC to YA pursuant to the Optional Term Loan and Collar Agreement.

“Loan Call Notice” means a written notice by TNC to YA advising that TNC has elected to require YA to enter into the Optional Term Loan and Collar Agreement and Optional Pledge Agreement.

“Loan Call Period” means the period beginning on the date hereof and ending on the date that is six (6) months hereafter.

“May Collateral Shares” means 253,434 shares of Series J Preferred Stock evidenced by Certificate No. PJ013 and pledged by YA to TNC pursuant to the May Pledge Agreement to secure YA’s obligations under the May Term Loan and Collar Agreement

“May Pledge Agreement” has the meaning set forth in the recitals.

“May Term Loan and Collar Agreement” has the meaning set forth in the recitals.

“Optional Collateral Shares” means 1,659,690 shares of Series J Preferred Stock to be pledged by YA to TNC pursuant to the Optional Pledge Agreement to secure YA’s obligations under the Optional Term Loan and Collar Agreement.

“Optional Pledge Agreement” means a pledge agreement, substantially similar to the May Pledge Agreement, pursuant to which YA pledges the Optional Collateral Shares to TNC to secure YA’s obligations under the Optional Term Loan and Collar Agreement.

“Optional Term Loan and Collar Agreement” means a Term Loan and Collar Agreement, substantially similar to the May Term Loan and Collar Agreement, mutually acceptable to YA and TNC, and having the following terms and conditions:  (i) the Loan shall be in an original principal amount equal to $3,274,409, and (ii) the Loan shall be secured by the Optional Collateral Shares.

“Series J Preferred Stock” means the Series J Preferred Stock, par value $0.01, issued pursuant to the Series J Preferred Stock Certificate of Designations.

“Series J Preferred Stock Certificate of Designations” means that certain Certificate of Designations, Preferences and Rights of Series J Preferred Stock filed with the Secretary of State of the State of Delaware on August 28, 2012.

Exercise of Call Option

2.                                      At any time during the Loan Call Period, Timios may deliver to YA a Loan Call Notice.  Within ten (10) calendar days of YA having received the Loan Call Notice, YA and TNC shall execute and deliver the Optional Term Loan and Collar Agreement, the Optional Pledge Agreement and all other documents, instruments and agreements required to be executed in connection with the Optional Term Loan and Collar Agreement and Optional Pledge Agreement.

3.                                      No later than two business days after the request of TNC, on and after the date on which all conditions precedent to the effectiveness of the Optional Term Loan and Collar Agreement are met or waived, YA shall vote in favor of a resolution to amend the Series J Preferred Stock Certificate of Designations, which resolution shall set forth the following language:

(a)                                 Section 2.3.1.  Section 2.3.1 of the Series J Preferred Stock Certificate of Designations shall be amended by deleting the phrase “percentage of shares of the then outstanding Series J Preferred Stock equal to the sum of the percentage of the then outstanding shares of Series J Preferred Stock held by YA Global Investments, L.P., rounded down to the nearest whole percentage point, plus 2%” and inserting in lieu thereof “holders of a majority-in-interest of the Series J Preferred Stock, excluding the shares of Series J Preferred Stock beneficially owned by a Yorkville Holder (as defined in Section 4.11).”

(b)                                 Section 3.2.  Section 3.2 of the Series J Preferred Stock Certificate of Designations shall be deleted in its entirety and the following phrase shall be inserted in lieu thereof:  “Reserved.”

(c)                                  Section 4.4.  Section 4.4 of the Series J Preferred Stock Certificate of Designations shall be deleted in its entirety and the following phrase shall be inserted in lieu thereof:  “Reserved.”

(d)                                 Section 4.5.  Section 4.5 of the Series J Preferred Stock Certificate of Designations shall be amended by deleting “Series J Original Issue Date” in the first sentence thereof and inserting in lieu thereof “date on which the first share of Series J Preferred Stock was issued (the “Series J Original Issue Date”).

(e)                                  Section 4.11.  Section 4.11 of the Series J Preferred Stock Certificate of Designations shall be amended by deleting the following phrase:  “(which provision may be waived by such Yorkville Holder(s) by written notice from such Yorkville Holder(s) to the Company, which notice shall be effective sixty-five days after the date of such notice).”

(f)                                   Section 5.1.   Section 5.1 of the Series J Preferred Stock Certificate of Designations shall be amended by (i) deleting the phrase “or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders representing the Series J Approval Threshold (the time of such closing, the date and time specified or the time of the event specified in such vote or written consent” and inserting in lieu thereof “(the time of such closing.”

4.                                      For the period beginning on the date on which all conditions precedent to the effectiveness of the Optional Term Loan and Collar Agreement are met or waived and ending on the maturity date of the Loan, by acceleration or otherwise, YA shall not, either directly or indirectly, enter into any Hedging Agreement with respect to any of the Company’s shares.

5.                                      During the Loan Call Period, YA shall not sell and/or convert into Common Stock any shares of Series J Preferred Stock, other than in connection with Discretionary Sales.

6.                                      As a condition precedent to the effectiveness of this Agreement, on the date on which all conditions precedent have been met or waived, the price per share of Common Stock shall be at least $0.60, but not more than $0.78.

Miscellaneous

7.                                      Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be sent in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Timios National Corporation
4601 North Fairfax Road, Suite 1200
Arlington, VA 22203
Attn: Chief Executive Officer
Facsimile: (703) 526-0649
Email: tmcmillen@timios.com

With a copy to (which shall not constitute notice) to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Jeffrey P. Schultz, Esq.
Facsimile: (212) 983-3115
Email: jpschultz@mintz.com

If to the Holder:	c/o Yorkville Advisors, LLC
1012 Springfield Ave.
Mountainside, NJ 07092
	Attention:	Legal Department
	Telephone:	(201) 985-8300
Email: mrosselli@yorkvilleadvisors.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) calendar days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

8.                                      Each party has full power, right and authority to enter into and perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by each such party, constitutes the valid and binding obligation of each such party, and is enforceability against each such party in accordance with its terms.

9.                                      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws thereof.

10.                               This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

11.                               This Agreement shall be binding upon and enforceable by, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party, which consent may be withheld in such party’s sole discretion.

12.                               Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Loan and Collar Call Agreement as of the date first above written.

YA GLOBAL INVESTMENTS, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ Jerry Eicke
	Name:	Jerry Eicke
	Title:	Managing member

TIMIOS NATIONAL CORPORATION

By:	/s/ C. Thomas McMillen
	Name:	C. Thomas McMillen
	Title:	President and CEO